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Exhibit 5.24

ANDREWS [LOGO] DAVIS

A PROFESSIONAL CORPORATION
Attorneys & Counsellors at Law
100 North Broadway, Suite 3300 • Oklahoma City, Oklahoma 73102-8812
405.272.9241 • fax 405.235.8786 • andrewsdavis.com
[LOGO] MERITAS LAW FIRMS WORLDWIDE

J. EDWARD BARTH KENNIS M. BELLMARD II C. TEMPLE BIXLER JAMES F. DAVIS	ALAN C. DURBIN JOHN F. FISCHER TIMOTHY M LARASON	D. JOE ROCKETT ANNE E. ZACHRITZ DANA M. DEERE VALERIE R. DEVOL	MATTHEW H. GRIFFITH JENNIFER HENSHAW MCBEE JENNIFER B. SCOTT LEIF E. SWEDLOW	SENIOR COUNSEL ROBERT B. MILSTEN	L. KARLTON MOSTELLER (1895-1966)
	MARK H. PRICE			OF COUNSEL LYNN O. HOLLOMAN STEPHEN. J. MORIARTY	JOHN C. ANDREWS (1926-2001)
				LEROY J. PATTON	MONA S. LAMBIRD (1938-1999)
WRITER'S DIRECT CONTACT: 405.235.8729

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
West Wacker Drive, Suite 3500
Chicago, Illinois 60601

  Re:
  $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We acted as special local counsel for Alderwoods (Oklahoma), Inc., an Oklahoma corporation (the "Covered Guarantor") and issued our opinion dated August 19, 2004, in connection with the offer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Notes"), pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Notes were issued pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee (the "Trustee").

        This opinion is furnished to you in connection with an exchange offer by the Company to exchange all of the Notes for an equal principal amount of promissory notes to be registered under the Securities Act of 1933 (the "Exchange Notes") and issued pursuant to the Indenture and Registration Rights Agreement among the Company, Guarantors and Initial Purchasers dated August 19, 2004 (the "Registration Rights Agreement"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Purchase Agreement.

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the Purchase Agreement, the Registration Rights Agreement and the documents evidencing the Guarantee entered into by the Covered Guarantor (collectively, the "Transaction Documents"). In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the due execution of the Transaction Documents by, and the enforceability of the Transaction Documents against, the parties thereto other than the Covered Guarantor. Whenever this opinion refers to matters within our "knowledge," such reference is limited to (1) facts within our actual knowledge and (2) facts represented to us in a certificate of an officer of the Covered Guarantor (the "Officer's Certificate"). As to factual matters, we have relied on the Officer's Certificate and the representations and warranties of the Company and the Initial Purchasers contained in the Purchase Agreement. We have made no other inquiry or investigation as to factual matters. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.
The Covered Guarantor is a corporation validly existing as a corporation and in good standing under the laws of the State of Oklahoma (the "State").

2.
As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof, the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

3.
The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor; and (ii) does not contravene any provision of the Articles of Incorporation and Bylaws of the Covered Guarantor.

4.
When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantor are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        The opinions herein are limited to the laws of the State of Oklahoma and the federal law of the United States. We call your attention to the fact that the Transaction Documents purport to be governed by the laws of the State of New York. For purposes of the opinions expressed herein, we have assumed, with your permission, that the law of the State of New York is identical to the law of the State of Oklahoma. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any law, rule or regulation of any other jurisdiction, court or administrative agency.

        We further disclaim any opinion as to the application or impact of any federal or state securities law, rule or regulation with respect to the issuance, offer and sale of the Notes, the Exchange Notes and Guarantee.

        This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Securities and Exchange Commission Form S-4, is being rendered solely for the benefit of the addressees hereof, may not be used or relied upon for any other purpose, relied upon by another party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Initial Purchasers under the Purchase Agreement, without our prior written consent.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement in connection with the issuance of the Exchange Notes, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
ANDREWS DAVIS, A Professional Corporation
By:	/s/ ANDREWS DAVIS, P.C.

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  Exhibit 5.24